Exhibit 5.1

OFFICES 2500 Wachovia Capitol Center Raleigh, North Carolina 27601	December 21, 2007	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Capital Bank Corporation
333 Fayetteville Street, Suite 700
Raleigh, NC  27601

Re:	Capital Bank Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Capital Bank Corporation, a North Carolina corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 125,000 shares of common stock of the Company (the “Shares”), no par value per share, for issuance under the Company’s Deferred Compensation Plan for Outside Directors, as amended and restated effective January 1, 2005 (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Articles of Incorporation of the Company; the Bylaws of the Company, as amended; the resolutions of the Board of Directors of the Company relating to the reservation of the Shares; and such other corporate documents, records, and matters of law as we have deemed appropriate for purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such documents.  We have also received a certificate of an officer of the Company, dated of even date herewith, relating to the reservation and issuance of the Shares pursuant to the Plan.

Based upon the foregoing, it is our opinion that the Shares that are being registered pursuant to the Registration Statement have been duly authorized, and when so issued and duly delivered against payment therefor in accordance with the Plan as described in the Registration Statement, such shares will be validly issued, fully paid, and non-assessable.

This opinion is limited to the laws of the State of North Carolina, and we express no opinion as to the laws of any other jurisdiction.  The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.